                                                                     EXHIBIT 4.3


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                       PREFERRED STOCK PURCHASE AGREEMENT

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                                 SYNQUEST, INC.

                                     Sale of
                      Series G Convertible Preferred Stock



                                  March 3, 1999
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

                                TABLE OF CONTENTS

SECTION 1.        AUTHORIZATION OF CAPITAL STOCK..................................................................1

SECTION 2.        PURCHASE AND SALE OF STOCK......................................................................1

SECTION 3.        REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................................................2

       3.1      Organization......................................................................................2

       3.2      Subsidiaries......................................................................................2

       3.3      Capital Stock.....................................................................................2

       3.4      Authorization.....................................................................................2

       3.5      Valid Issuance....................................................................................3

       3.6      No Consents Required; No Violation of Laws........................................................3

       3.7      Qualification To Do Business......................................................................4

       3.8      Absence of Defaults, Conflicts, etc...............................................................4

       3.9      Financial Statements, Material Liabilities........................................................4

       3.10     Absence of Certain Developments...................................................................4

       3.11     Compliance with Law...............................................................................5

       3.12     Pending Actions...................................................................................5

       3.13     Tax Matters.......................................................................................5

       3.14     Employees.........................................................................................5

       3.15     Employee Benefit Plans............................................................................6

       3.16     Copyrights, Trademarks, Licenses, etc.............................................................6

       3.17     Title to Tangible Assets..........................................................................7

       3.18     Insurance.........................................................................................7

       3.19     Transactions with Related Parties.................................................................7

       3.20     Interest in Competitors...........................................................................7

       3.21       Registration Rights.............................................................................7

       3.22       Disclosure......................................................................................7

SECTION 4.        REPRESENTATIONS AND WARRANTIES OF PURCHASERS....................................................7

       4.1        Authorization...................................................................................8

       4.2        Investment for Own Account......................................................................8

       4.3        Offering Exemption..............................................................................8

       4.4        Knowledge and Experience; Ability to Bear Economic Risks........................................8

       4.5        Limitations on Disposition......................................................................8

       4.6        Brokers, Finders................................................................................9

       4.7        Residence.......................................................................................9

       4.8        Representations and Warranties as of Closing Date...............................................9

SECTION 5.        PURCHASERS' CLOSING CONDITIONS..................................................................9

       5.1        Representations and Warranties..................................................................9

       5.2        Compliance with Agreement.......................................................................9

       5.3        Officer's Certificates..........................................................................9

       5.4        Certificate of Designation; Shareholder Action.................................................10

       5.5        Shareholders' Agreement........................................................................10

       5.6        Legal Opinion..................................................................................10

       5.7        Approval of Proceedings........................................................................10

       5.8        Injunction.....................................................................................10

       5.9        Legal Investment...............................................................................10


SECTION 6.        COMPANY'S CLOSING CONDITIONS...................................................................10

       6.1        Representations and Warranties.................................................................10

       6.2        Compliance with Agreement......................................................................11

       6.3        Shareholders' Agreement.........................................................................11

       6.4        Approval of Proceedings........................................................................11

       6.5        Injunction.....................................................................................11

       6.6        Legal Investment...............................................................................11

SECTION 7.        REGISTRATION RIGHTS............................................................................11

       7.1        Definitions.:..................................................................................11

       7.2        Requested Registration.........................................................................12

       7.3        Piggyback Registration.........................................................................13

       7.4        Request for Registration on Form S-3...........................................................14

       7.5        Expenses of Registration.......................................................................15

       7.6        Registration Procedures........................................................................15

       7.7        Indemnification................................................................................15

       7.8        Information by the Holders.....................................................................17

       7.9        Rule 144 Reporting.............................................................................17

       7.10       "Market Stand-Off" Agreement...................................................................18

       7.11       Limitation of Registration Rights..............................................................18

       7.12       Company Delay Rights...........................................................................18

       7.13       Assignability..................................................................................19

SECTION 8.        COVENANTS......................................................................................19

       8.1        Financial and Business Information.:...........................................................19

       8.2        Confidentiality................................................................................20

       8.3        Resale of Securities...........................................................................20

       8.4        Further Assurances.............................................................................21

SECTION 9.        INTERPRETATION OF THIS AGREEMENT...............................................................21

       9.1      Defined Terms....................................................................................21

       9.2      Directly or Indirectly...........................................................................21

       9.3      Governing Law....................................................................................22

       9.4      Section Headings.................................................................................22

SECTION 10.     MISCELLANEOUS....................................................................................22

      10.1      Notices..........................................................................................22

      10.2      Expenses.........................................................................................22

      10.3      Reproduction of Documents........................................................................23

      10.4      Successors and Assigns...........................................................................23

      10.5      Entire Agreement; Disclosure Schedules; Amendment and Waiver.....................................23

      10.6      Counterparts.....................................................................................23

      10.7      Survival.........................................................................................23

                                    EXHIBITS
                                    --------

A   - Form of Escrow Agreement

B   - Form of Certification of Designation

C   - Articles of Incorporation

C2  - Form of Amended and Restated Articles of Incorporation

D   - By-laws

E   - Form of Shareholders' Agreement

F   - Form of Legal Opinion

                                    SCHEDULES
                                    ---------

2.1      List of Purchasers
3.3      Capital Stock
3.6      Consents
3.7      Qualification to do Business
3.13     Tax Matters
3.14     Employment Agreements
3.15     Benefit Plans/Benefit Arrangements
3.16     Copyrights, Trademarks, Licenses
3.17     Tangible Assets
3.18     Insurance
3.19     Related Parties Transactions
3.21     Registration Rights
4.7      Purchaser's Residence
10.1     Notice

                       PREFERRED STOCK PURCHASE AGREEMENT

         This Agreement is made and entered into as of this 3rd day of March, 1999, by and between SynQuest, Inc., a Georgia corporation (the "Company"), and those individuals and entities listed on Schedule I attached hereto ("Purchasers"). Certain capitalized terms used in this Agreement are defined in
Section 9.

         In consideration of the mutual promises, covenants and conditions hereinafter set forth, the parties hereby agree as follows:

SECTION 1. AUTHORIZATION OF CAPITAL STOCK.

         The Company's Board of Directors has authorized the filing of a Certificate of Designation, Preferences and Rights of Series G Preferred Stock (the "Certificate of Designation") in the form of Exhibit A attached hereto, creating a new series of preferred stock consisting of 5,636,071 shares of Series G Preferred Stock, par value $.01 per share (the "Series G Preferred Stock"). The terms, limitations and relative rights and preferences of the Series G Preferred Stock are set forth in the Certificate of Designation.

SECTION 2. PURCHASE AND SALE OF STOCK.

         2.1 Series G Preferred Stock. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations set forth below, on the Closing Date (as defined below) the Company will sell to Purchasers, and Purchasers will purchase from the Company at a purchase price equal to $6.21 per share, up to 5,636,071 shares of Series G Preferred Stock for an aggregate purchase price of up to $35,000,000. Such sale and purchase shall be effected on the Closing Date by the Company executing and delivering to Purchasers, duly registered in Purchasers' name, duly executed stock certificates evidencing the Series G Preferred Stock to be purchased under this Agreement, against delivery by Purchasers to the Company of (a) that certain $5,000,000 promissory note made by the Company in favor of Warburg, Pincus Investors, L.P., a Delaware limited partnership, which note shall be canceled and deemed paid in full, and (b) an aggregate of up to $30,000,000 payable by Purchasers. Each Purchaser will purchase the number of shares of Series G Preferred Stock set forth on Schedule 2.1 beside such Purchaser's name. Each Purchaser agrees to pay the amount set forth on Schedule 2.1 beside such Purchaser's name by wire transfer payable to the order of the Nationsbank as escrow agent pursuant to an Escrow Agreement in the form of Exhibit A attached to this Agreement, for the benefit of the Company.

         2.2      Closing. The closing of the sale and purchase referred to in
Section 2.1 (the "Closing") shall take place at 10:00 A.M., Eastern Standard time, on March 1, 1999, or such other date as Purchasers and the Company may mutually agree in writing (the "Closing Date"), at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia 30303, or such other location as Purchasers and the Company shall mutually select.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         The Company represents and warrants to Purchasers that:

         3.1 Organization. The Company is a corporation validly existing under the laws of the State of Georgia. Attached hereto as Exhibits C and D are true and complete copies of the Articles of Incorporation (the "Articles of Incorporation") and Bylaws (the "Bylaws") of the Company, respectively, each as amended through the date hereof. The Company has all requisite corporate power and authority and has all necessary governmental approvals, licenses, permits and authorizations to own its properties and to carry on its business as now conducted, except where the failure to have any such approval, license, permit or authorization could not reasonably be expected to have a material adverse effect on the business or financial position of the Company.

         3.2 Subsidiaries. The Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation nor does it have any direct or indirect ownership interest in any business. The Company is not a participant in any joint venture or partnership.

         3.3      Capital Stock.

         (a) On the date hereof, the authorized and outstanding capital stock of the Company is as set forth on Schedule 3.3. On the Closing Date, after giving effect to the transactions contemplated hereby the authorized and outstanding capital stock of the Company will be as set forth on Schedule 3.3.

         (b) Pursuant to the Company's Stock Option Plan, as amended through the date of this Agreement (the "Stock Option Plan"), there are 4,205,130 shares of the common stock of the Company (the "Common Stock") reserved for issuance upon the exercise of stock options. As of the date of this Agreement, there are outstanding stock options to purchase an aggregate of 3,911,230 shares of Common Stock.

         (c) Schedule 3.3 sets forth a complete list of the holders of the Company's outstanding capital stock and warrants to purchase capital stock as of the date of the Agreement and prior to the transactions contemplated by this Agreement.

         3.4      Authorization.

                  (a) The Board of Directors of the Company has authorized the execution, delivery and performance of this Agreement, the Shareholders' Agreement (as defined herein), and each of the transactions contemplated hereby and thereby, including the execution and filing of the Certificate of Designation and the issuance and delivery of the shares of Series G Preferred Stock in accordance with this Agreement. Except for the action by the Board of Directors described in the preceding sentence and the shareholder action contemplated by Section 5.4, no other corporate action is necessary to authorize the performance by the Company of its obligations under this Agreement or under the Shareholders' Agreement.


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
                  (b) This Agreement and the Shareholders' Agreement each constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights; and (ii) general principles of equity that restrict the availability of equitable remedies.

         3.5      Valid Issuance.

                  (a) All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 3.3 hereto or as contemplated by this Agreement, the Articles of Incorporation of the Company, as amended, the Certificate of Designation and the Shareholders' Agreement, there are no shares of capital stock issuable upon conversion of any security of the Company nor are there any rights, options or warrants outstanding or other agreements to acquire shares of capital stock nor is the Company contractually obligated to purchase, redeem or otherwise acquire any of its outstanding shares of capital stock. Except as contemplated in this Agreement or in the Shareholders' Agreement, no shareholder of the Company (other than Warburg, Pincus Investors, L.P. or Paul Bender) is entitled to any preemptive rights, rights of first refusal, or redemption rights.

                  (b) Upon issuance, sale and delivery of the Series G Preferred Stock as contemplated by this Agreement, the shares of Series G Preferred Stock to be sold to Purchasers under this Agreement will be duly authorized, validly issued, fully paid and nonassessable and will be free of preemptive rights.

                  (c) Upon their issuance in accordance with the Certificate of Designation, the shares of Common Stock issuable upon conversion of the Series G Preferred Stock will be duly authorized, validly issued, fully paid and nonassessable and will be free of preemptive rights.

         3.6 No Consents Required; No Violation of Laws. Except as set forth on Schedule 3.6, the nature of the business that the Company conducts, any relationship between the Company and any other Person, and the creation, authorization, issuance, offer or sale of the Series G Preferred Stock as contemplated by this Agreement do not require a consent, approval or authorization of, or filing, registration or qualification with, any Person or any governmental authority on the part of the Company, except for state and Federal securities law filings. No vote, consent or approval of the holders of any security of the Company is required as a condition to the execution and delivery of this Agreement or the authorization, issuance, offer and sale of the Series G Preferred Stock under this Agreement, except for the consent of the holders of a majority of the outstanding shares of (i) capital stock of the Company, (ii) each class of capital stock of the Company entitled to vote as a separate voting group on the transactions contemplated by this Agreement.

         3.7 Qualification To Do Business. The Company is qualified to do business as a foreign corporation in each jurisdiction listed on Schedule 3.7, and such jurisdictions constitute the only jurisdictions in which the conduct of the Company's business or the nature of the property owned or leased by it require it to qualify to do business as a foreign corporation, except where the failure to so qualify would not have a material adverse effect on the business or financial position of the Company.

         3.8 Absence of Defaults, Conflicts, etc. The execution and delivery of this Agreement, and the Shareholders' Agreement, the authorization, issuance, offer and sale of the Series G Preferred Stock contemplated by this Agreement, the adoption by the Company of the Certificate of Designation and the fulfillment of the terms of such documents by the Company will not (A) result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or permit the acceleration of rights under or termination of, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or other agreement of the Company, or (B) violate the Articles of Incorporation or Bylaws of the Company, or any rule or regulation of any court or Federal or state or other regulatory board or body or administrative agency having jurisdiction over the Company or over its properties or businesses. No event has occurred and no condition exists which, upon notice or the passage of time, or both, would constitute a default under any such agreements and instruments or in any license, permit or authorization to which the Company is a party or by which it may be bound.

         3.9      Financial Statements, Material Liabilities.

                  (a) The Company has previously delivered to Purchasers a private placement memorandum containing certain financial statements of the Company (the "Financial Statements"). Such Financial Statements, including the notes thereto, have been prepared from the books and records of the Company and present fairly the financial position and the results of operations and cash flows of the Company as at and for the periods indicated, in each case in conformity with generally accepted accounting principles ("GAAP") consistently applied.

                  (b) Except as set forth in the Financial Statements the Company has no material liabilities or obligations, absolute or contingent, except (i) obligations and liabilities incurred in the ordinary course of business since the respective dates of such statements, none of which is material, or (ii) obligations which are not required by GAAP to be reflected in the Financial Statements or such interim statements.

         3.10 Absence of Certain Developments. Since December 31, 1998, there has been no (i) material adverse change in the condition, financial or otherwise, of the Company or in its assets, liabilities, properties or business, taken as a whole, (ii) declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company or redemption of any share of capital stock of the Company, (iii) material loss, destruction or damage to any property of the Company, whether or not insured,
(iv) acceleration or prepayment of any indebtedness for a material amount of borrowed money or the refunding of any such indebtedness, (v) labor trouble involving the Company or any material change in its personnel or the terms and conditions of employment, (vi) waiver of any valuable right which could reasonably be expected to have a material adverse effect on the business or financial position of the Company, (vii) material loan or extension of credit by the Company to any officer or employee of the Company (other than reasonable travel advances) or (viii) acquisition or disposition of any material assets (or any contract or arrangement therefor) otherwise than for fair value in the ordinary course of business, or any other transaction by the Company otherwise than for fair value in the ordinary course of business.

         3.11 Compliance with Law. The Company has not been notified of any violation of any laws, ordinances, governmental rules or regulations to which it is subject, including without limitation laws or regulations relating to the environment or to occupational health and safety, and to its knowledge no material expenditures are or will be required in order to cause its current operations or properties to comply with any such law, ordinances, governmental rules or regulations.

         3.12 Pending Actions. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company threatened, against the Company or any of its properties or assets by or before any court, arbitrator or governmental authority which questions the validity of this Agreement, the Shareholders' Agreement, the Certificate of Designation, or any action taken or to be taken pursuant hereto or thereto, or which could reasonably be expected to have a material adverse effect on the business or financial position of the Company, and the Company is not in default with respect to any judgment, order, writ, injunction, decree or award applicable to it or its business or properties.

         3.13 Tax Matters. The Company has completed and duly filed all Federal, state, county and local tax returns required to have been filed by it and all taxes which are shown on such returns have been paid (other than taxes contested in good faith by appropriate proceeding). There are in effect no waivers of applicable statutes of limitations with respect to taxes for any year. No tax returns have been audited by taxing authorities except as set forth on Schedule 3.13.

         3.14 Employees. Except as reflected on Schedule 3.14, the Company does not have any employment contract with any of its employees (other than employment agreements terminable by the Company without premium or penalty on notice of 30 days or less), or any collective bargaining agreements covering any of its employees, nor has the Company been subject to any labor organization activity. There are no material controversies or labor troubles pending or, to the knowledge of the Company threatened, between the Company and any of its employees. The Company has complied with all applicable federal and state laws and regulations respecting employment and employment practices, terms and conditions of employment, wages and hours and other laws related to employment. No key employee or consultant of the Company has within the prior three months given any written notice to the Company that he or she intends to leave the employ of the Company and, during such period, no such employee or consultant has been terminated.

         3.15 Employee Benefit Plans. All employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA")) covering former and current employees of the Company, or under which the Company has any obligation or liability

(each, a "Benefit Plan") are listed on Schedule 3.15. The Benefit Plans are and have been administered in substantial compliance with their terms and with the requirements prescribed by ERISA (to the extent that ERISA applies) and the applicable provisions of the Internal Revenue Code. The Company has not incurred any liability under Title IV of ERISA, including any liability to the Pension Benefit Guaranty Corporation. No Benefit Plan has engaged in a transaction which would subject the Company to a material tax, penalty or liability under the Code or ERISA. There is no litigation pending or, to the Company's knowledge, threatened with respect to any Benefit Plan. Schedule 3.15 lists all plans, contracts, bonuses, commissions, profit-sharing, savings, stock options, insurance, deferred compensation, or other similar fringe or employee benefits covering former or current employees of the Company or under which the Company has any obligation or liability (each, a "Benefit Arrangement"). The Benefit Arrangements are and have been administered in substantial compliance with their terms and with the requirements of applicable law.

         3.16 Copyrights, Trademarks, Licenses, etc. The Company owns, free and clear of all encumbrances, restrictions, liens, security interests and charges, and has good and marketable title to, or holds adequate licenses or otherwise possesses all such rights (or such rights are in the public domain) as are necessary to use all patents (and applications therefor), patent disclosures, trademarks, service marks, trade names, copyrights (and applications therefor), inventions, discoveries, processes, know-how, scientific, technical, engineering and marketing data, software code, formulae and techniques used or proposed to be used, in or necessary for the conduct of its business as now conducted or as proposed to be conducted, except as set forth on Schedule 3.16 and except where the failure to have such rights would not have a material adverse effect on the business or financial position of the Company. Schedule 3.16 lists all issued patents, registered copyrights, registered trademarks, or registered trade names.

         The Company has not received written notice of any conflict or alleged conflict with the rights of others pertaining to the tangible and intangible assets described in this Section 3.16. To the Company's knowledge, the Company's business, as presently conducted, does not infringe upon or violate any intellectual property rights or trade secrets of others. To the Company's knowledge, the Company has the right to use, free and clear of any rights or claims of others, all intellectual property and trade secrets, processes, customer lists and other rights to the extent reasonably necessary for the conduct of the Company's business as presently conducted.

         The Company is not currently obligated or under any existing liability to make royalty or other payments to any owner of, licensor of, or other claimant to, any patent, trademark, service name, trade name, copyright, or other intangible asset, with respect to the use thereof or in connection with the conduct of its business as now conducted, except where the failure to make any such payments would not have a material adverse effect on the business or financial position of the Company. To the Company's knowledge, no employee of the Company is subject to any employment agreement or proprietary information agreement which he or she had with a previous employer or any intellectual property policy of such employer, which affects the rights of the Company to use the technologies, patents, trademarks, trade secrets, service names, trade names, copyrights, licenses and the like currently employed by the Company, or is a party to or threatened by any litigation concerning any patents, trademarks, trade secrets, service names, trade names, copyrights, licenses and the like.

         3.17 Title to Tangible Assets. Except as set forth on Schedule 3.17, the Company has good title to its tangible properties and assets and good title to all its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than, or resulting from, taxes which have not yet become delinquent and minor liens and encumbrances which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Company.

         3.18 Insurance. Schedule 3.18 sets forth a true and complete listing of the insurance policies of the Company as in effect on the date of this Agreement. No notice of any termination or threatened termination of any of such policies has been received by the Company and such policies are in full force and effect.

         3.19     Transactions with Related Parties. Except as disclosed on
Schedule 3.19, the Company is not a party to any agreement in excess of $20,000 with any of its officers, shareholders or directors or any Affiliate of any of the foregoing under which it: (i) leases any real or personal property (either to or from such person), (ii) has incurred any debt for borrowed money or under which it has lent money (other than routine travel advances), (iii) licenses technology (either to or from such person), (iv) is obligated to purchase any tangible or intangible asset from or sell such asset to such person, or (v) purchases products or services from such person (other than pursuant to employment agreements described in Schedule 3.14).

         3.20 Interest in Competitors. Neither the Company nor to its knowledge any of its officers, has any interest, either by way of contract or by way of investment (other than as holder of not more than 5% of the outstanding capital stock of a publicly traded Person) or otherwise, directly or indirectly, in any Person other than the Company that (i) provides any services or designs, produces or sells any product or product lines or engages in any activity similar to or competitive with any activity currently conducted or proposed to be conducted by the Company or (ii) has any direct or indirect interest in any asset or property, real or personal, tangible or intangible, of the Company.

         3.21 Registration Rights. Except as set forth in this Agreement or on Schedule 3.21, the Company is not under any obligation to register any of its securities under the Act.

         3.22 Disclosure. The confidential private placement memorandum of the Company dated January 19, 1999, as amended and supplemented, does not contain an untrue statement of a material fact or omit a material fact necessary to make the statements contained therein not misleading.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PURCHASERS.

         Each Purchaser represents and warrants, severally and jointly, to the Company that:

         4.1 Authorization. This Agreement constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Purchaser and all consents of any third parties that may be required to be obtained by Purchaser for the consummation of the transactions contemplated by this Agreement have been obtained.

         4.2 Investment for Own Account. Purchaser is acquiring the Series G Preferred Stock purchased under this Agreement (and will acquire the Common Stock upon conversion of the Series G Preferred Stock) for its own account for investment and not with a view towards the resale, transfer or distribution thereof. Such Purchaser has no present intention of distributing such Series G Preferred Stock (or the shares of the Common Stock acquired upon conversion of the Series G Preferred Stock). No other Person has any right with respect to or interest in the Series G Preferred Stock to be purchased by Purchaser, nor has Purchaser agreed to give any Person any such interest or right in the future.

         4.3 Offering Exemption. Purchaser understands that the shares of the Series G Preferred Stock being purchased under this Agreement have not been registered under the Act, nor qualified under any state securities laws, and that the shares of Series G Preferred Stock are being offered and sold pursuant to an exemption from such registration and qualification based in part upon the representations of such Purchaser contained herein.

         4.4 Knowledge and Experience; Ability to Bear Economic Risks. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment contemplated by this Agreement, and Purchaser is able to bear the economic risk of its investment in the Company (including a complete loss of its investment). Purchaser represents that it is an accredited investor within the meaning of Regulation D under the Act. Purchaser represents that it has had an opportunity to discuss the Company's business management and financial affairs with directors, officers and management of the Company. Purchaser has also had the opportunity to ask questions of, and receive answers from, the Company and its management regarding the terms and conditions of this investment.

         4.5 Limitations on Disposition. Purchaser recognizes that no public market exists for the Series G Preferred Stock to be sold hereunder, and no representation has been made to Purchaser that any such public market will exist in the future. Purchaser understands that it must bear the economic risk of this investment indefinitely unless the Series G Preferred Stock (or the Common Stock issuable upon conversion thereof) is registered pursuant to the Act or an exemption from such registration is available, and unless the disposition of the Series G Preferred Stock (or the Common Stock issuable upon conversion thereof) is qualified under applicable state securities laws or an exemption from such qualification is available, and that, except as provided in this Agreement, the Company has no obligation or present intention of so registering the Series G Preferred Stock (or the Common Stock issuable upon conversion thereof). Purchaser understands that there is no assurance that any exemption from the Act will be available, or, if available, that such exemption will allow it to dispose of or otherwise transfer any or all of the Series G Preferred Stock or the Common Stock issuable on conversion of the

Series G Preferred Stock in the amounts or at the times Purchaser might desire. Purchaser understands that at the present time Rule 144 promulgated under the Act by the Securities and Exchange Commission ("Rule 144") is not applicable to sales of the shares of Series G Preferred Stock because such shares are not registered under Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act"), and there is not publicly available the information concerning the Company specified in Rule 144. Purchaser acknowledges that the Company is not presently under any obligation to register under Section 12 of the Exchange Act or to make publicly available the information specified in Rule 144 and that except as provided herein, is not otherwise required to do so.

         4.6 Brokers, Finders. The transactions contemplated hereby were not submitted to Purchaser by any broker or other person entitled to a commission, a finder's fee or like payment thereon and were not with Purchaser's authority submitted to the Company by any broker or other person, and Purchaser's action has not given rise to any valid claim by any person against Purchaser or the Company for a commission, finder's fee or like payment.

         4.7 Residence. If Purchaser is an individual, then the Purchaser resides in the state or province identified in the address of Purchaser set forth on Schedule 4.7. If Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of Purchaser in which its investment decision was made is located at the address or addresses of Purchaser set forth on Schedule 4.7.

         4.8 Representations and Warranties as of Closing Date. The representations and warranties contained in Sections 4.1 through 4.7 will be true and correct on and as of the Closing Date in all material respects as though such representations and warranties were made at and as of such date.

SECTION 5. PURCHASERS' CLOSING CONDITIONS.

         The obligation of Purchasers to purchase the Series G Preferred Stock to be sold pursuant to this Agreement on the Closing Date is subject to the following conditions:

         5.1 Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true on and as of the Closing Date in all material respects as though such representations and warranties were made at and as of such date, except as otherwise affected by the transactions contemplated hereby.

         5.2 Compliance with Agreement. The Company shall have performed and complied in all material respects with all agreements, covenants and conditions contained in this Agreement which are required to be performed or complied with by the Company prior to or on the Closing Date.

         5.3 Officer's Certificates. Purchasers shall have received a certificate, dated the Closing Date, signed by an executive officer of the Company on behalf of the Company, certifying that with respect to the Company, the conditions specified in Sections 5.1 and 5.2 of this Agreement have been fulfilled.

         5.4      Certificate of Designation; Shareholder Action.

                  (a) The Certificate of Designation shall have been filed with the Secretary of State of the State of Georgia and shall be duly authorized and effective under Georgia law.

                  (b) All other action required to be taken by the Company's shareholders in connection with the transactions contemplated by this Agreement shall have been duly taken by such holders.

         5.5 Shareholders' Agreement. The Company and the Purchasers shall have entered into a Shareholders' Agreement in the form of Exhibit E attached hereto (the "Shareholders' Agreement").

         5.6 Legal Opinion. King & Spalding, counsel to the Company, shall have delivered an opinion letter in the form of Exhibit F attached hereto.

         5.7 Approval of Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to Purchasers and their special counsel, Hunton & Williams, and Purchasers shall have received copies of all documents or other evidence which it and Hunton & Williams may reasonably request in connection with such transactions.

         5.8 Injunction. There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

         5.9 Legal Investment. On the Closing Date, the sale and issuance of the shares of Series G Preferred Stock and the issuance of the shares of Common Stock upon conversion thereof shall be legally permitted by all laws and regulations to which Purchasers and the Company are subject.

SECTION 6. COMPANY'S CLOSING CONDITIONS.

         The obligation of the Company to sell the Series G Preferred Stock to be sold pursuant to this Agreement on the Closing Date is subject to the following conditions:

         6.1 Representations and Warranties. The representations and warranties of Purchasers contained in this Agreement shall be true on and as of the Closing Date in all material respects as though such representations and warranties were made at and as of such date, except as otherwise affected by the transactions contemplated hereby.

         6.2 Compliance with Agreement. Purchasers shall have performed and complied in all material respects with all agreements, covenants and conditions contained in this Agreement which are required to be performed or complied with by Purchasers prior to or on the Closing Date.

         6.3 Shareholders' Agreement. The Company and Purchasers shall have entered into the Shareholders' Agreement.

         6.4 Approval of Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Company and its counsel, King & Spalding, and the Company shall have received copies of all documents or other evidence which the Company and its counsel may reasonably request in connection with such transactions.

         6.5 Injunction. There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

         6.6 Legal Investment. On the Closing Date, the sale and issuance of the shares of Series G Preferred Stock and the issuance of the shares of Common Stock upon conversion thereof shall be legally permitted by all laws and regulations to which Purchasers and the company are subject.

SECTION 7. REGISTRATION RIGHTS.

         7.1      Definitions. As used in this Section 7:

                  (a) the terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Act (and any post-effective amendments filed or required to be filed) and the declaration or ordering of effectiveness of such registration statement;

                  (b) "Registrable Securities" means shares of Common Stock issuable upon conversion of Series G Preferred Stock;

                  (c)      "Holder" means any holder of Registrable Securities;

                  (d) "Initiating Holders" means, as long as 50% or more of the shares of Series G Preferred Stock or Registrable Securities sold on the Closing Date are outstanding, the holders of 50% or more of the Series G Preferred Stock or Common Stock issuable upon conversion of the Series G Preferred Stock;

                  (e) "Commission" means the Securities and Exchange Commission or any other Federal agency at the time administering the Act;

                  (f) "Registration Expenses" means all expenses incurred by the Company in compliance with Sections 7.2 and 7.3 of this Agreement, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which compensation shall be paid in any event by the Company); and

                  (g) "Selling Expenses" means all underwriting discounts and selling commissions applicable to the sale of Registrable Securities and all fees and disbursements of counsel for each of the Holders.

         7.2      Requested Registration.

                  (a) Request for Registration. If the Company shall receive from the Initiating Holders, at any time after the earlier of (I) two years from the Closing Date, and (II) six months after the closing of the Company's initial public offering, a written request that the Company effect a registration under the Act of all or part of such Initiating Holders' Registrable Securities, the Company shall:

                           (i)      promptly give written notice of the proposed
registration, to all other Holders of Registrable Securities; and

                           (ii)     as soon as practicable, use commercially
reasonable efforts to effect registration under the Act (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the
Act) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as specified in a written request received by the Company within ten business days after written notice from the Company is given under clause (i) above;

provided, however, that the Company will not be obligated to effect or take any action to effect, (i) more than two registrations pursuant to this Section 7.2,
(ii) any registration covering the public sale of Common Stock having an aggregate public offering price of less than $10,000,000, or (iii) any registration pursuant to this Section 7.2 in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to such jurisdiction and except as may be required by the Act or applicable rules or regulations thereunder.

         The registration statement filed pursuant to the request of the Initiating Holders may, subject to the provisions of Section 7.2(b) below, include other securities of the Company which are held by officers or directors of the Company, or which are held by persons who, by virtue of agreements with the Company, are entitled to include their securities in any such registration, but the Company shall have no absolute right to include any of its securities in any such registration.

                  (b) Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of the request made pursuant to Section 7.2(a).

                  If officers or directors of the Company holding other securities of the Company shall request inclusion in any registration pursuant to Section 7.2, or if holders of securities of the Company other than Registrable Securities who are entitled, by contract with the Company or otherwise, to have securities included in such a registration (the "Other Shareholders") request such inclusion, the Company shall offer to include the securities of such officers, directors and Other Shareholders in the underwriting and may condition such offer on their acceptance of the further applicable provisions of this Section 7. The Company and the Initiating Holders shall (together with all officers, directors and Other Shareholders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter(s) selected by the Company. Notwithstanding any other provision of this Section 7.2, if the managing underwriter(s) determines that marketing factors require a limitation on the number of shares to be underwritten, the securities of the Company held by officers or directors (other than Registrable Securities) of the Company and the securities held by Other Shareholders shall be excluded from such registration to the extent so required by such limitation on a pro rata basis. If, after the exclusion of securities of the Company held by officers or directors and Other Shareholders, further reductions are still required, the number of shares included in the registration by each Holder shall be reduced on a pro rata basis, by such minimum number of shares as is necessary to comply with such request. No Registrable Securities or any other securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration. If the underwriter has not limited the number of Registrable Securities or other securities to be underwritten, the Company may include shares of securities for its own account in such registration if the underwriter so agrees and if the number of Registrable Securities and other securities which would otherwise have been included in such registration and underwriting will not thereby be limited.

         7.3      Piggyback Registration.

                  (a) At any time after the initial public offering, (I) if the Company shall determine to register any securities for its own account that would have a public offering price of at least one million ($1,000,000) dollars, or (II) if Warburg, Pincus Investors, L.P., the majority shareholder of the Company, initiates registration on Form S-3 or any successor form of shares of Common Stock (other than a registration relating solely to employee benefit plans, a registration relating solely to a transaction of the type described in Rule 145 under the Act or any successor to Rule 145, or a registration on any registration form that does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities), the Company will:

                           (i)      promptly give to each Holder a written
notice thereof; and

                           (ii)     include in such registration (and any
related qualification under blue sky laws or other compliance) all the Registrable Securities specified in a written request or requests, made by the Holders within ten business days after receipt of the written notice from the Company described in clause (i) above, except as the number of such Registrable Securities may be limited by Section 7.3(b) below. Such written request may specify all or a part of the Holders' Registrable Securities.

                  (b) Underwriting. If the Company or Warburg intend to distribute the Registrable Securities by means of an underwriting, the Company shall so advise each of the Holders as a part of the written notice given pursuant to Section 7.3(a)(i). In such event, the right of each of the Holders to registration pursuant to this Section 7.3 shall be conditioned upon such Holders' participation in such underwriting and their acceptance of the further applicable provisions of this Section 7. The Holders shall (together with the Company and the Other Shareholders propose to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter(s) selected by the Company. Notwithstanding any other provision of this Section 7.3, if the managing underwriter(s) determines that marketing factors require a limitation on the number of shares to be underwritten, the Company shall (subject to the allocation priority set forth below) exclude from such registration and underwriting some or all of the Registrable Securities which would otherwise be underwritten. The Company shall so advise all Holders of securities requesting registration, and the number of securities that are entitled to be included in the registration and underwriting shall be allocated in the following manner: the securities of the Company held by officers, directors and Other Shareholders (other than Registrable Securities and other than securities held by holders who by contractual right demanded such registration ("Demanding Holders")) shall be excluded from such registration and underwriting on a pro rata basis to the extent required by such limitation, and, if a limitation on the number of shares is still required, the number of shares that may be included in the registration and underwriting by each of the Holders and Demanding Holders shall be reduced, on a pro rata basis, by such minimum number of shares as is necessary to comply with such limitation.

         7.4 Request for Registration on Form S-3. If the Company shall receive from an Initiating Holder, at any time after the Company is eligible to register its securities on Form S-3 or a successor short form registration statement, a written request that the Company effect a registration under the Act of all or part of such Initiating Holder's Registrable Securities, the Company shall:

                  (a) promptly give written notice of the proposed registration, qualification or compliance to all other Holders of Registrable Securities; and

                  (b) as soon as practicable, use commercially reasonable efforts to effect such registration under the Act (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the
Act) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as specified in a written request received by the Company within ten business days after written notice from the Company is given under clause (i) above;

provided, however, that the Company shall not be obligated to effect or take any action to effect more than one registration pursuant to this Section 7.4 in any 12-month period, and provided, further, that the Company will not be obligated to effect, or take any action to effect, any registration pursuant to this
Section 7.4 in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to such jurisdiction and except as may be required by the Act or applicable rules or regulations thereunder.

         The registration statement filed pursuant to the request of the Initiating Holder under this Section 7.4 may include other securities of the Company which are held by officers or directors of the Company, or which are held by persons who, by virtue of agreements with the Company, are entitled to include their securities in any such registration, but the Company shall have no absolute right to include any of its securities in any such registration.

         7.5 Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to this Section 7 shall be borne by the Company, and all Selling Expenses shall be borne by the holders of the securities so registered pro rata on the basis of the number of their shares so registered; provided, however, that the Company shall not be required to pay any Registration Expenses if, as a result of the withdrawal of a request for registration by any of the Holders of securities, as applicable, the registration statement does not become effective, in which case each of the Holders and Other Shareholders requesting registration shall bear such Registration Expenses pro rata on the basis of the number of their shares so included in the registration request, and provided, further, that such registration shall not be counted as a registration for purposes of Section 7.2 or 7.4.

         7.6 Registration Procedures. In the case of each registration effected by the Company pursuant to Section 7, the Company will keep the Holders, as applicable, advised in writing as to the initiation of each registration and as to the completion thereof and furnish such number of prospectuses and other documents incident thereto as each of the Holders, as applicable, from time to time may reasonably request.

         7.7      Indemnification.

                  (a) The Company will indemnify each of the Holders, each of the Holders' officers, directors and partners, and each person controlling each of the Holders, as applicable, with respect to each registration which has been effected pursuant to this Section 7, and each underwriter, if any, and each Person who controls any underwriter, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement or prospectus incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading, or any violation by the Company of the Act or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each of the Holders, each of the Holders' officers, directors and partners, and each Person controlling each of the Holders, each such underwriter and each Person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by any of the Holders or underwriter or Person controlling such Holder or underwriter specifically for use therein.

                  (b) Each of the Holders will, if Registrable Securities held by it are included in the securities as to which such registration, qualification or compliance is being effected, severally indemnify the Company, each of the Company's directors and officers and each underwriter, if any, of the Company's securities covered by such a registration statement, each Person who controls the Company or such underwriter within the meaning of the Act and the rules and regulations thereunder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement or prospectus made by such Holder, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading by such Holder, and will reimburse the Company, directors, officers, partners, Persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement or prospectus in reliance upon and in conformity with written information furnished to the Company by such Holder specifically for use therein, provided, however, that unless such untrue statement (or alleged untrue statement) or omission (or alleged omission) is willfully made, the obligation of each of the Holders hereunder shall be limited to an amount equal to the net proceeds to such Holder of securities sold as contemplated herein.

                  (c)      Each party entitled to indemnification under this
Section 7.7 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld) and the Indemnified Party may participate in such defense at such party's expense (unless (i) the employment of counsel by such Indemnified Party has been authorized by the

Indemnifying Party, and (ii) the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in the defense of such action, in each of which cases the fees and expenses of counsel shall be at the expense of the Indemnifying Party), and provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 7. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

                  (d)      If the indemnification provided for in this Section
7.7 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

                  (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in a negotiated underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall be controlling.

         7.8 Information by the Holders. Each of the Holders shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Section 7. The Company shall request the same information from the Other Shareholders that request to be included in a registration.

         7.9 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may permit the sale of restricted securities to the public without registration, the Company agrees to:

                  (a) Use commercially reasonable efforts to make and keep public information available as those terms are understood and defined in Rule 144 under the Act, at all times following the effective date of the first registration under the Act filed by the Company for an offering of its securities to the general public;

                  (b) Use commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

                  (c) So long as a Purchaser owns any Registrable Securities, furnish to that Purchaser upon request, a written statement by the Company as to its compliance with the public information requirements of Rule 144 or any successor to Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as Purchasers may reasonably request.

         7.10 "Market Stand-Off" Agreement. Each of the Holders shall agree, if requested by the Company and the managing underwriter(s), not to sell or otherwise transfer or dispose of any securities of the Company held by such Holder during the one hundred eighty (180) day period following the effective date of a registration statement of the Company for an initial public offering filed under the Act, provided that all executive officers and directors of the Company enter into similar agreements.

         The agreement shall be in writing in a form satisfactory to the Company and such underwriter. The Company may impose stop-transfer instructions with respect to the securities of the Company subject to the foregoing restriction until the end of the one hundred eighty (180) day period.

         7.11 Limitation of Registration Rights. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to include in any registration statement filed pursuant to Section 7.2 , 7.3 or 7.4 of this Agreement Registrable Securities held by a Holder (i) if the Company shall have received an opinion of counsel to the effect that the proposed disposition of such Registrable Securities by such Holder may be effected without registration under the Act, or (ii) to the extent such Holder's Registrable Securities can then be sold during a single three month period pursuant to Rule 144 under the Act, or any successor to Rule 144.

         7.12 Company Delay Rights. Notwithstanding anything to the contrary contained in this Agreement, the company will not be required to take any of the actions described in Sections 7.2 or 7.4 of this Agreement with respect to any Holder that holds Registrable Securities to the extent that (a) the Company is in possession of material non-public information that it has a bona fide business purpose for preserving as confidential and that is not then otherwise required to be disclosed, and (b) it delivers written notice to each Holder that had given the Company notice that it intended to participate in the registration that the Company intends to defer the actions so required; provided, however, that the Company may delay such registration for no more than 90 days during any 12-month period.

         7.13 Assignability. The registration rights granted pursuant to this Section 7 shall be assignable at the option of each of the Holders, in whole or in part, to any transferee of record of Registrable Securities provided that the Company is given written notice by such Holder at the time or within a reasonable period of time after said transfer, stating the name and address of such transferee or assignee and identifying the Registrable Securities with respect to which such registration rights are assigned.

SECTION 8. COVENANTS.

         8.1 Financial and Business Information. From and after the date hereof, the Company shall deliver to Purchasers so long as Purchasers hold shares of Series G Preferred:

                  (a) Quarterly Statements. As soon as reasonably practicable after the close of each of the first three fiscal quarters of each fiscal year of the Company, a balance sheet, statement of income and statement of cash flows of the Company as at the close of such quarter and covering operations for such quarter, and the portion of the Company's fiscal year ending on the last day of such month or quarter, all in reasonable detail and prepared in accordance with generally accepted accounting principles, consistently applied, subject to audit and year-end adjustments, setting forth in each case in comparative form the figures for the comparable period of the previous fiscal year and accompanied by a narrative description of the Company's business and results of operations for such quarter.

                  (b) Annual Statements. As soon as practicable after the end of each fiscal year of the Company, and in any event within 90 days thereafter, copies of:

                           (1) consolidated and consolidating balance sheets of the Company and its subsidiaries at the end of such year; and

                           (2)      consolidated statements of income,
                  shareholders' equity and cash flows of the Company and its subsidiaries for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by an opinion of a firm of independent certified public accountants of recognized national standing selected by the Company stating that such financial statements fairly present the financial position of the Company and its subsidiaries on a consolidated basis, as applicable, and have been prepared in accordance with generally accepted accounting principles consistently applied (except for changes in application in which such accountants concur) and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and accordingly included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances.

         8.2      Confidentiality.

                  (a) As much of the information and other material furnished under or in connection with this Agreement (whether furnished before, on or after the date hereof, including without limitation, information furnished pursuant to Section 8.1) as constitutes or contains confidential business, financial or other information of the Company or its subsidiaries, each Purchaser covenants for itself, and, as applicable, for its directors, officers, affiliates and partners, that it will use due care to prevent its officers, directors, partners, employees, counsel, accountants and other representatives from disclosing such information to persons other than their respective authorized employees, counsel, accountants, shareholders, partners, limited partners and other authorized representatives. Notwithstanding the foregoing, if Purchasers are advised by such counsel that such disclosure or delivery is required by law, regulation or judicial or administrative order, then they may disclose or deliver such information or other after giving written notice to the Company of such requirements.

                  For purposes of this Section 8.2(a), "due care" means at least the same level of care that Purchasers would use to protect the confidentiality of its own sensitive or proprietary information, and this obligation shall survive termination of this Agreement.

                  (b) From and after the consummation of an initial public offering of securities, to the extent that any of the information furnished pursuant to Section 8.1 hereof would constitute material, nonpublic information for purposes of the Exchange Act, Purchasers agree not to engage in any purchase or sale of securities while in possession of such information and prior to the time that such information is made generally known to the public and Purchasers agree to use due care to prevent their officers, directors, partners, employees, counsel and other representatives, who have been given access to such material, nonpublic information, from engaging in any such purchase or sale during such period.

         8.3      Resale of Securities.

                  (a) Each Purchaser covenants that it will not sell or otherwise transfer the Series G Preferred Stock (or any shares of Common Stock acquired upon the conversion of shares of Series B Preferred Stock) except pursuant to an effective registration under the Act or in a transaction which, in the opinion of counsel reasonably satisfactory to the Company, qualifies as an exempt transaction under the Act and the rules and regulations promulgated thereunder and any applicable state securities laws.

                  (b) The certificates evidencing the shares of Series G Preferred Stock and the shares of Common Stock acquired upon conversion thereof shall bear a legend substantially to the following effect:

                  THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF
                  1933, AS AMENDED (THE "ACT"), AND MAY NOT BE
                  TRANSFERRED EXCEPT PURSUANT TO AN

                  EFFECTIVE REGISTRATION UNDER THE ACT OR IN A
                  TRANSACTION WHICH, IN THE OPINION OF COUNSEL
                  REASONABLY SATISFACTORY TO THE COMPANY, QUALIFIES AS AN EXEMPT TRANSACTION UNDER THE ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A SHAREHOLDERS' AGREEMENT DATED MARCH 3, 1999, AS AMENDED FROM TIME TO TIME, A COPY OF WHICH WILL BE PROVIDED TO THE SHAREHOLDER WITHOUT COST UPON REQUEST THEREFOR.

         8.4 Further Assurances. Each of the parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing as promptly as practicable.

SECTION 9. INTERPRETATION OF THIS AGREEMENT

         9.1 Defined Terms. As used in this Agreement, the following terms have the respective meanings set forth below:

                  "Act" means the Securities Act of 1933, as amended.

                  "Affiliate" means with respect to any Person, any other Person which directly or indirectly, by itself or through one or more intermediaries, controls, or is controlled by, or is under direct or indirect common control with, such Person. The term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                  The term "business day" means any day which is not a Saturday, Sunday or day on which banks are authorized by law to be closed in the State of Georgia.

                  "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

                  "Exchange Act" means the Securities Exchange Act of 1934.

                  "Person" means an individual, partnership, joint-stock company, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

         9.2 Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by, or prohibited to be taken by, any Person, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

         9.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

         9.4 Section Headings. The headings of the sections and subsections of this Agreement are for convenience only and shall not be deemed to constitute a part of this Agreement.

SECTION 10. MISCELLANEOUS.

         10.1 Notices. All notices, instructions or other communications required or permitted to be given hereunder or necessary in connection herewith shall be in writing and shall be deemed to have been duly delivered upon the delivery thereof, if delivered personally, upon the transmission thereof, if sent by facsimile transmission, on the second business day after delivery to an air courier company for express delivery, or on the seventh business day after mailing, if mailed, postage prepaid, registered or certified mail, as follows:

                           (i)      if to Purchasers, at the address shown on
Schedule 10.1, marked for attention as there indicated, or at such other address as Purchasers may have furnished to the Company in writing:

                           (ii)     if to the Company, at the address shown
below, or at such other address as the Company may have furnished to Purchasers in writing:

                                    SynQuest, Inc.
                                    Suite 555
                                    3500 Parkway Lane
                                    Norcross, Georgia  30092
                                    Attention: Vice President - Finance
                                    Telecopier: (770) 447-4995

                           With a copy to:

                                    William G. Roche, Esq.
                                    King & Spalding
                                    191 Peachtree Street
                                    Atlanta, Georgia  30303-1763
                                    Telecopier: (404) 572-5145

         10.2 Expenses. Each party shall be responsible for the fees and disbursements of its legal counsel, incurred in connection with the negotiation, execution and delivery of this Agreement, and the closing of the transactions contemplated thereby. The Company has agreed to reimburse BT Alex Brown Incorporated (the "Agent") on a quarterly basis for reasonable out-of-pocket expenses and the fees and expenses of the Agent's special counsel, Hunton & Williams, provided, however, that the total of all such reimbursements will not exceed $80,000.

         10.3 Reproduction of Documents. This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by Purchasers pursuant hereto (except for certificates evidencing the Series G Preferred Stock), and (c) financial statements, certificates and other information previously or hereafter furnished to Purchasers, may be reproduced by Purchasers or the Company by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and Purchasers or the Company may destroy any original document so reproduced. The parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by Purchasers or the Company in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

         10.4 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto. Except to the extent otherwise provided for herein, neither this Agreement nor the rights of the parties hereunder may be assigned without the written consent of the nonassigning party.

         10.5     Entire Agreement; Disclosure Schedules; Amendment and Waiver.

                  This Agreement (including the Exhibits and Schedules attached to this Agreement) constitutes the entire understanding of the parties hereto and supersedes all prior term sheets, letters of intent, agreements or understandings among such parties relating to the subject matter hereof. A disclosure on any Schedule to this Agreement will be deemed to be a disclosure for all other Schedules to this Agreement and for all other representations and warranties made in this Agreement. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Company and Purchasers.

         10.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one instrument.

         10.7 Survival. The representations, warranties, covenants and agreements made in this Agreement, the Shareholders' Agreement, or in any certificate or instrument delivered in connection with this Agreement or the Shareholder's Agreement shall survive the execution and delivery of this Agreement and the closing of the transactions contemplated by this Agreement. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement in connection with the transactions contemplated by this Agreement shall be deemed to be representations and warranties by the company solely as of the date of such certificate or instrument.

 PREFERRED STOCK PURCHASE AGREEMENT OF SYNQUEST, INC., DATED MARCH 3, 1999.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above first written.

                                            SynQuest, Inc.


                                            By: /s/ Joseph Trino
                                               ---------------------------------
                                               Joseph Trino
                                               President

                                            PURCHASERS

                                            WARBURG, PINCUS INVESTORS, L.P.
                                            Warburg, Pincus & Co., its
                                            General Partner


                                            By: /s/ Henry Kressel
                                               ---------------------------------
                                               Henry Kressel
                                               Managing Director